Exhibit 99.1
Ellington Credit Company Reports Second Quarter 2024 Results
OLD GREENWICH, Connecticut—August 12, 2024
Ellington Credit Company, formerly known as Ellington Residential Mortgage REIT (NYSE: EARN) ("we", "us," or "our"), today reported financial results for the quarter ended June 30, 2024.
Highlights
•Net income (loss) of $(0.8) million, or $(0.04) per share.
•Adjusted Distributable Earnings1 of $7.3 million, or $0.36 per share.
•Book value of $6.91 per share as of June 30, 2024, which includes the effects of dividends of $0.24 per share for the quarter.
•Net interest margin2 of 13.41% on credit, 2.85% on Agency, and 4.24% overall.
•CLO portfolio increased to $85.1 million as of June 30, 2024, as compared to $45.1 million as of March 31, 2024.
•Capital allocation3 to corporate CLOs was 45% as of June 30, 2024 as compared to 25% as of March 31, 2024.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 6.74.
•Net mortgage assets-to-equity ratio of 4.0:15 as of June 30, 2024.
•Dividend yield of 14.1% based on the August 9, 2024 closing stock price of $6.81, and monthly dividend of $0.08 per common share declared on August 7, 2024.
•Debt-to-equity ratio of 4.0:1 as of June 30, 2024; adjusted for unsettled purchases and sales, debt-to-equity ratio of 3.7:1 as of June 30, 2024.
•Cash and cash equivalents of $118.8 million as of June 30, 2024, which includes $89.9 million of U.S. Treasury Bills held on margin; unencumbered assets of $43.9 million. Excluding such U.S. Treasury Bills, cash and cash equivalents were $28.8 million.
Strategic Transformation Update
On March 29, 2024, our Board of Trustees approved a strategic transformation of our investment strategy to focus on corporate CLOs, with an emphasis on mezzanine debt and equity tranches. In connection with this transformation, we revoked our election to be taxed as a REIT effective January 1, 2024, rebranded as Ellington Credit Company, and updated our web address to www.ellingtoncredit.com. We continue to be listed on the New York Stock Exchange under our ticker symbol EARN.
On July 2, 2024, we filed our preliminary proxy statement in anticipation of a shareholder vote at our annual meeting later this year. We intend, subject to shareholder approval of certain matters at such meeting, to convert to a closed-end fund registered under the Investment Company Act of 1940, as amended (the "1940 Act") that would be treated as a regulated investment company ("RIC") under the Internal Revenue Code of 1986, as amended, and complete our transition from an MBS-focused company to a CLO-focused company.
In the meantime, we are operating as a taxable C-Corp and taking advantage of our significant existing net operating loss carryforwards to offset the majority of any U.S. federal taxable income we may generate pending our conversion to a closed-end fund/RIC. During this interim phase, we continue to hold a core portfolio of liquid Agency MBS pools to maintain our exemption from the 1940 Act. Once we convert to a closed-end fund/RIC, we would generally not be subject to corporate tax.
During the second quarter, we increased the size of the CLO portfolio to $85.1 million, from $45.1 million as of the prior quarter end. Towards the end of the quarter, in light of the change in our investment strategy and the continued progress and success we have achieved towards rotating our investment portfolio to CLOs, the Board approved an update of our management agreement to more closely align our fee structure with the advisory fee structures of CLO-focused registered closed-end funds.
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Net interest margin of a group of assets represents the weighted average asset yield less the weighted average cost of borrowings secured by those assets (including the effect of net interest income (expense) related to U.S. Treasury securities and actual and accrued payments on interest rate swaps used to hedge such borrowings); net interest margin excludes the effect of the Catch-up Amortization Adjustment.
3 Percentages shown are of net assets, as opposed to gross assets, deployed in each strategy.
4 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
5 We define our net mortgage assets-to-equity ratio as the net aggregate market value of our mortgage-backed securities (including the underlying market values of our long and short TBA positions) divided by total shareholder's equity. As of June 30, 2024 the market value of our mortgage-backed securities and our net long TBA position was $551.2 million and $29.2 million, respectively, and total shareholders' equity was $146.1 million.

As of August 9, 2024, our CLO portfolio had increased to $108 million and represented approximately 50% of our capital allocation3. We continue to target completion of the strategic transformation prior to year end.
Second Quarter 2024 Results
"During the second quarter we nearly doubled our CLO portfolio, and including investment activity through August 9th, that portfolio now stands at approximately $108 million. Despite some underperformance in the CLO equity sector, our CLO portfolio still generated positive net income for the quarter. Furthermore, thanks to the growth of that portfolio combined with the wide net interest margins on our CLOs, our CLO portfolio contributed significantly to our adjusted distributable earnings for the quarter, which again comfortably covered our dividend," said Laurence Penn, Chief Executive Officer and President.
"Meanwhile, our MBS portfolio generated a modest net loss for the quarter, caused primarily by intra-quarter interest rate and spread volatility, and this drove our slight overall net loss for the quarter. As we continue our rotation from MBS into CLOs, our net interest margin continues to expand and our leverage ratios continued to decline. Given the high liquidity of our Agency pools, the cost to sell these investments remains low.
"I would note that we expect that the substantial sequential increase in our adjustable distributable earnings, to $0.36 per share in the second quarter, will be temporary. As we continue to sell many Agency pools that we acquired in much lower interest rate environments, we continue to terminate many interest rate swap hedging positions that we also initiated in much lower interest environments. As that swap termination activity continues, we expect that our third quarter adjusted distributed earnings will decline somewhat, while still exceeding our first quarter level of $0.27 per share and, by extension, still comfortably covering our dividend.
"We remain energized as we look forward to a successful shareholder vote at our annual meeting later this year, whereupon we can complete our conversion to a closed-end fund/RIC and maximize long-term value for our shareholders."
Financial Results
The following table summarizes our portfolio of long investments as of June 30, 2024 and March 31, 2024:

	June 30, 2024					March 31, 2024
($ in thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Credit Portfolio:
Dollar Denominated:
CLOs
CLO Notes	$46,314	$37,225	80.38	$37,108	80.12	$39,096	$33,761	86.35	$32,413	82.91
CLO Equity	n/a	33,228	n/a	34,779	n/a	n/a	6,715	n/a	6,839	n/a
Total		70,453		71,887			40,476		39,252
Non-Agency RMBS(2)	9,461	9,463	100.02	7,943	83.96	9,942	9,647	97.03	8,134	81.81
Non-Agency IOs	n/a	8,328	n/a	6,182	n/a	n/a	11,545	n/a	8,432	n/a
Corporate equity	n/a	32	n/a	43	n/a	n/a	—	n/a	—	n/a
Non-Dollar Denominated:
CLOs:
CLO Notes	7,872	7,874	100.03	7,800	99.09	—	—	—	—	—
CLO Equity	n/a	6,761	n/a	7,056	n/a	n/a	4,612	n/a	4,763	n/a
Total		14,635		14,856			4,612		4,763
Total Credit		102,911		100,911			66,280		60,581
Agency Portfolio:
Dollar Denominated:
Agency RMBS(2)
15-year fixed-rate mortgages	4,115	4,084	99.25	4,158	101.04	28,173	27,373	97.16	28,366	100.69
20-year fixed-rate mortgages	—	—	—	—	—	4,387	4,234	96.51	4,734	107.91
30-year fixed-rate mortgages	548,497	526,985	96.08	538,451	98.17	720,307	686,406	95.29	700,100	97.19
ARMs	—	—	—	—	—	7,043	7,039	99.94	7,831	111.19
Reverse mortgages	34	33	97.06	37	108.82	13,565	14,209	104.75	15,342	113.10
Total	552,646	531,102	96.10	542,646	98.19	773,475	739,261	95.58	756,373	97.79
Agency IOs	n/a	2,355	n/a	1,985	n/a	n/a	6,501	n/a	5,454	n/a
Total Agency		533,457		544,631			745,762		761,827
Total		$636,368		$645,542			$812,042		$822,408
(1)Expressed as a percentage of current principal balance.

(2)Excludes IOs.
During the second quarter, the size of our CLO holdings increased to $85.1 million as of June 30, 2024, compared to $45.1 million as of March 31, 2024, driven by a larger CLO equity portfolio, and to a lesser degree, a larger CLO mezzanine portfolio. During the quarter, rising CLO prepayment rates and tightening mezzanine spreads had a few notable impacts on our holdings. First, several of our CLO mezzanine positions were called, which contributed positively to earnings but removed these positions from our holdings. Second, we capitalized on trading opportunities by selling several CLO mezzanine positions at net gains, further decreasing our holdings. And third, tighter new issue CLO debt spreads enhanced the attractiveness of new issue CLO equity due to lower implied financing costs, prompting new purchases by us. Tighter new issue CLO debt spreads also enabled certain CLO equity holders to refinance existing deals, thereby further increasing the relative appeal of CLO equity. While we also added attractive incremental CLO mezzanine investments in the quarter, the size of our CLO equity holdings increased disproportionately as a result of these effects.
As of June 30, 2024, our CLO portfolio consisted of $45.1 million of CLO notes, specifically mezzanine debt tranches, of which $37.2 million were dollar-denominated and $7.9 million were non-dollar denominated; and $40.0 million of CLO equity tranches, of which $33.2 million were dollar-denominated and $6.8 million were non-dollar denominated. We intend to continue to invest in both dollar-denominated and non-dollar denominated CLO investments, based on relative value opportunities, but expect the majority of our CLO investments will continue to be dollar-denominated.
During the second quarter, the size of our Agency RMBS holdings decreased by 28% to $531.1 million as of June 30, 2024, compared to $739.3 million as of March 31, 2024, as we continued to net sell Agency RMBS and rotate the investment capital into CLOs. Costs to liquidate our Agency RMBS continue to be low. Meanwhile, our aggregate holdings of interest-only securities and non-Agency RMBS decreased by 27% quarter over quarter.
Our debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased to 3.7:1 as of June 30, 2024, as compared to 4.9:1 as of March 31, 2024. The decline was driven by higher shareholders' equity and less leverage on our CLO investments, which constituted a significantly larger proportion of our overall portfolio as of June 30, 2024, compared to March 31, 2024. Our net mortgage assets-to-equity ratio also decreased over the same period, to 4.0:1 from 5.4:1, driven by the increase in shareholders' equity and a smaller Agency RMBS portfolio, partially offset by a net long TBA position as of June 30, 2024, compared to a net short TBA position as of March 31, 2024.
During the quarter, we continued to hedge interest rate risk through the use of interest rate swaps and short positions in U.S. Treasury securities and futures. We ended the quarter with a net long TBA position. We also selectively hedge our corporate CLO and non-Agency RMBS investments; as of June 30, 2024, our credit hedge portfolio was relatively small.
The net interest margins on both our Agency and credit portfolios increased quarter over quarter, driven by incrementally higher average asset yields. In the second quarter, the net interest margins (excluding the Catch-up Amortization Adjustment) on our credit and Agency portfolios increased to 13.41% and 2.85%, respectively, as compared to 9.65% and 2.46% in the prior quarter. Our cost of funds and net interest margin continue to benefit from positive carry on our interest rate swaps, where we receive a higher floating rate and pay a lower fixed rate. As we continue to sell Agency pools and terminate associated interest rate swap hedges, we expect that the net interest margin on our Agency portfolio will decline. As a result, we expect that our third quarter adjusted distributed earnings will decline somewhat from the second quarter level of $0.36 per share, while still exceeding the first quarter level of $0.27 per share.

The following table summarizes our operating results by strategy for the three-month periods ended June 30, 2024 and March 31, 2024:

	Three-Month Period Ended June 30, 2024	Per Share	Three-Month Period Ended March 31, 2024	Per Share
(In thousands, except share amounts and per share amounts)
Credit:
CLOs
Interest income	$3,519	$0.18	$1,244	$0.06
Interest expense	(350)	(0.02)	(67)	—
Realized gain (loss), net	482	0.02	142	0.01
Unrealized gain (loss), net	(2,644)	(0.13)	1,008	0.05
Credit hedges and other activities, net(1)	39	—	(77)	—
Total CLO profit (loss)	1,046	0.05	2,250	$0.12
Non-Agency RMBS(2)
Interest income	528	0.03	564	$0.03
Interest expense	(278)	(0.01)	(178)	(0.01)
Realized gain (loss), net	1,424	0.07	42	—
Unrealized gain (loss), net	(959)	(0.05)	795	0.04
Interest rate hedges	7	—	26	—
Total Non-Agency RMBS profit (loss)	722	0.04	1,249	$0.06
Total Credit profit (loss)	1,768	0.09	3,499	$0.18
Agency RMBS(2):
Interest income	8,337	0.41	7,403	$0.38
Interest expense	(8,163)	(0.40)	(9,091)	(0.47)
Realized gain (loss), net	(9,851)	(0.48)	(10,709)	(0.55)
Unrealized gain (loss), net	4,892	0.24	(43)	—
Interest rate hedges and other activities, net(3)	3,850	0.18	14,467	0.74
Total Agency RMBS profit (loss)	(935)	(0.05)	2,027	$0.10
Total Credit and Agency RMBS profit (loss)	833	0.04	5,526	$0.28
Other interest income (expense), net	441	0.02	365	$0.02
Income tax (expense) benefit	75	—	(303)	(0.02)
General and administrative expenses	(2,164)	(0.10)	(1,627)	(0.08)
Net income (loss)	$(815)	$(0.04)	$3,961	$0.20
Weighted average shares outstanding	20,354,062		19,548,408
(1)Other activities includes currency hedges as well as net realized and unrealized gains (losses) on foreign currency.
(2)Includes IOs.
(3)Includes U.S. Treasury securities.
CLO Performance
In the second quarter, the CLO market continued to benefit from strengthening fundamentals, robust demand for leveraged loans, and continued capital inflows, despite periods of elevated market volatility. Net demand for leveraged loans remained strong as a result of strong capital inflows into retail loan funds, significant primary CLO issuance volumes, and rapid repayments of existing leveraged loan facilities as corporate borrowers continued to lower their financing costs. Loan prepayment rates increased further, reaching their highest level on a trailing-twelve-month basis since February 2022. These higher prepayments, and more generally broader access to capital markets, contributed to a lower trailing-twelve-month default rate for the Morningstar LSTA US Leveraged Loan Index, and led to substantial deleveraging in seasoned CLOs.
Investment-grade CLO spreads generally tightened throughout the quarter, while CLO mezzanine tranches showed mixed performance, with higher-quality tranches tightening and lower-quality tranches widening. The European CLO market also experienced tightening spreads, particularly in high-quality tranches.

For CLO equity, tightening debt spreads allowed some deals to refinance their debt or reset their debt (which also includes an extension of reinvestment period), which drove strong returns for CLO equity in deals with more optionality (namely, those with better-performing portfolios and higher debt costs). However, higher prepayment speeds in the loan market led to both overall declines in loan prices and compression in loan floating rate spreads, as large volumes of loans trading at premiums to par were refinanced at par and replaced with lower-spread loans; these effects triggered mark-to-market losses in some CLO equity profiles as both their interest payments (due to lower excess interest in the CLO) and underlying asset values declined in tandem.
Our CLO strategy had positive performance for the quarter, led by strong interest income, which increased sequentially due to the resolution of several discounted positions. Further, net gains on our CLO mezzanine portfolio were supported by both opportunistic sales and discount positions being called. These gains were partially offset by mark-to-market losses on certain CLO equity positions, where rapid prepayments drove mark-to-market losses and reduced floating rate spreads on the underlying loan collateral as described above.
Non-Agency Performance
Our non-Agency RMBS portfolio and interest-only securities generated strong results for the quarter, driven by net interest income and net gains associated with several profitable sales.
Agency Performance
In April, interest rates and volatility increased over renewed concerns about inflation and a more hawkish Federal Reserve, which pushed Agency RMBS yield spreads wider. In May and June, however, interest rates and volatility generally declined, and Agency RMBS yield spreads reversed most of their April widening. Overall for the second quarter, the U.S. Agency MBS Index generated a negative excess return of (0.09)%. Against this backdrop, EARN's Agency portfolio generated a small net loss for the quarter, as net losses on our Agency RMBS exceeded net gains on our interest rate hedges.
Average pay-ups on our specified pool portfolio decreased to 0.63% as of June 30, 2024, as compared to 0.85% as of March 31, 2024.
General and Administrative Expenses
General and administrative expenses were higher quarter over quarter as a result of increased professional fees and compensation expense related to the strategic transformation.
About Ellington Credit Company
Ellington Credit Company (the "Company"), formerly known as Ellington Residential Mortgage REIT, was initially formed as a real estate investment trust ("REIT") that invested primarily in residential mortgage-backed securities ("MBS"). On March 29, 2024, the Company's Board of Trustees approved a strategic transformation of the Company's investment strategy to focus on corporate CLOs, with an emphasis on mezzanine debt and equity tranches. In connection with this transformation, the Company revoked its election to be taxed as a REIT effective January 1, 2024, and rebranded as Ellington Credit Company. Later in 2024, the Company intends, subject to shareholder approval of certain matters, to convert to a closed-end fund and complete its transition from an MBS-focused company to a CLO-focused company.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Tuesday, August 13, 2024, to discuss its financial results for the quarter ended June 30, 2024. To participate in the event by telephone, please dial (800) 579-2543 at least 10 minutes prior to the start time and reference the conference ID: EARNQ224. International callers should dial (785) 424-1789 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Investors" section of our web site at www.ellingtoncredit.com. To listen to the live webcast, please visit www.ellingtoncredit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.ellingtoncredit.com under "For Investors—Presentations."
A dial-in replay of the conference call will be available on Tuesday, August 13, 2024, at approximately 2:00 p.m. Eastern Time through Tuesday, August 20, 2024 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 753-8878. International callers should dial (402) 220-0688. A replay of the conference call will also be archived on our web site at www.ellingtoncredit.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements or from our beliefs, expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. The following factors are examples of those that could cause actual results to vary from those stated or implied by our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, our ability to pivot our investment strategy to focus on CLOs, a deterioration in the CLO market, our ability to utilize our NOLs, our ability to convert to a closed end fund/RIC, including our ability to obtain shareholder approval of certain matters related to such conversion, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940, and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, as stated above, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K, which can be accessed through the link to our SEC filings under "For Investors" on our website (at www.ellingtoncredit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K, and 8-K. New risks and uncertainties emerge from time to time, and it is not possible for us to predict or assess the impact of every factor that may cause our actual results to differ from those contained in any forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
This press release is not an offer to sell any securities and is not soliciting an offer to buy any securities. The information contained in this press release does not constitute or form part of any offer for sale or subscription of or solicitation or invitation of any offer to buy or subscribe for any securities, nor shall it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever.
In addition, this press release is not a solicitation of votes or proxies. Any such solicitation will only be made pursuant to a proxy statement or other appropriate proxy materials filed with the SEC and labeled as such.

ELLINGTON CREDIT COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2024	March 31, 2024	June 30, 2024
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$14,132	$10,379	$24,511
Interest expense	(10,235)	(10,100)	(20,335)
Total net interest income (expense)	3,897	279	4,176
EXPENSES
Management fees to affiliate	550	538	1,088
Professional fees	690	339	1,029
Compensation expense	431	270	701
Insurance expense	93	94	187
Other operating expenses	400	386	786
Total expenses	2,164	1,627	3,791
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(7,985)	(9,823)	(17,808)
Net realized gains (losses) on financial derivatives	6,565	3,459	10,024
Change in net unrealized gains (losses) on securities	1,180	1,760	2,940
Change in net unrealized gains (losses) on financial derivatives	(2,367)	10,216	7,849
Other, net	(16)	—	(16)
Total other income (loss)	(2,623)	5,612	2,989
Net income (loss) before income taxes	(890)	4,264	3,374
Income tax expense (benefit)	(75)	303	228
NET INCOME (LOSS)	$(815)	$3,961	$3,146
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.04)	$0.20	$0.16
WEIGHTED AVERAGE SHARES OUTSTANDING	20,354,062	19,548,408	19,951,235
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.24	$0.24	$0.48

ELLINGTON CREDIT COMPANY
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30, 2024	March 31, 2024	December 31, 2023(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$118,763	$22,442	$38,533
Securities, at fair value	636,368	812,042	773,548
Due from brokers	4,892	5,261	3,245
Financial derivatives–assets, at fair value	80,834	82,330	74,279
Reverse repurchase agreements	16,405	—	—
Receivable for securities sold	71,673	36,474	51,132
Interest receivable	3,983	4,642	4,522
Other assets	539	765	431
Total Assets	$933,457	$963,956	$945,690
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$578,503	$683,171	$729,543
Payable for securities purchased	33,866	68,179	12,139
Due to brokers	146,010	58,238	54,476
Financial derivatives–liabilities, at fair value	6,720	5,746	7,329
U.S. Treasury securities sold short, at fair value	16,199	—	—
Dividend payable	1,691	1,586	1,488
Accrued expenses	1,688	1,702	1,153
Management fee payable to affiliate	550	538	513
Interest payable	2,101	1,879	2,811
Total Liabilities	787,328	821,039	809,452
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (21,134,976, 19,819,610 and 18,601,464 shares issued and outstanding, respectively)(2)	211	198	186
Additional paid-in-capital	291,114	282,161	274,698
Accumulated deficit	(145,196)	(139,442)	(138,646)
Total Shareholders' Equity	146,129	142,917	136,238
Total Liabilities and Shareholders' Equity	$933,457	$963,956	$945,690
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$6.91	$7.21	$7.32
(1)Derived from audited financial statements as of December 31, 2023.
(2)Common shares issued and outstanding at June 30, 2024, includes 1,315,366 common shares issued during the second quarter under our at-the-market common share offering program.

Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)
We calculate Adjusted Distributable Earnings as net income (loss) adjusted for: (i) net realized and change in net unrealized gains and (losses) on securities, financial derivatives, and foreign currency transactions; (ii) net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps; (iii) other income or loss items that are of a non-recurring nature, if any (iv) Catch-up Amortization Adjustment (as defined below); and (v) provision for income taxes. The Catch-up Amortization Adjustment is a quarterly adjustment to premium amortization or discount accretion triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. We believe that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) we believe that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that we believe are less useful in forecasting long-term performance and dividend-paying ability; (ii) we use it to evaluate the effective net yield provided by our portfolio, after the effects of financial leverage; and (iii), we believe that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating our operating performance, and comparing our operating performance to that of our peers. Our calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by our peers, with the result that these non-GAAP financial measures might not be directly comparable; adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
In setting our dividends, our Board of Trustees considers our earnings, liquidity, financial condition, distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.
The following table reconciles, for the three-month periods ended June 30, 2024 and March 31, 2024, our Adjusted Distributable Earnings to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	June 30, 2024	March 31, 2024
Net Income (Loss)	$(815)	$3,961
Income tax expense (benefit)	(75)	303
Net Income (Loss) before income taxes	(890)	4,264
Adjustments:
Net realized (gains) losses on securities	7,985	9,823
Change in net unrealized (gains) losses on securities	(1,180)	(1,760)
Net realized (gains) losses on financial derivatives	(6,565)	(3,459)
Change in net unrealized (gains) losses on financial derivatives	2,367	(10,216)
Net realized gains (losses) on periodic settlements of interest rate swaps	9,524	5,812
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(4,211)	(111)
Strategic Transformation costs and other adjustments(1)	464	75
Negative (positive) component of interest income represented by Catch-up Amortization Adjustment	(221)	884
Subtotal	8,163	1,048
Adjusted Distributable Earnings	$7,273	$5,312
Weighted Average Shares Outstanding	20,354,062	19,548,408
Adjusted Distributable Earnings Per Share	$0.36	$0.27
(1)For the three-month period ended June 30, 2024, includes $0.5 million of non-capitalized expenses incurred in connection with our strategic transformation.